Exhibit 99(a)

NEWS RELEASE

Cleveland-Cliffs Inc Reports Record Second-Quarter

and First-Half 2008 Results

•	Company Achieves Second-Quarter Net Income of $270 Million and Diluted EPS of $2.57 on Sales of $1 Billion

•	First-Half 2008 Revenues Surge 72% to a Record $1.5 Billion; Net Income Reaches $287 Million, or $2.73 Per Diluted Share

•	Empire and Tilden Expansion, United Taconite Minority Interest Purchase and Portman Limited Share Repurchase Position Cliffs for 33 Million Tons of Iron Ore Sales Volume in 2009

•	Company Enters Agreement to Merge with Alpha Natural Resources

CLEVELAND—July 30, 2008—Cleveland-Cliffs Inc (NYSE: CLF), which will be renamed Cliffs Natural Resources in conjunction with its planned merger with Alpha Natural Resources, Inc. (NYSE: ANR), today reported financial results for the three- and six-month periods ended June 30, 2008. Consolidated second-quarter revenues increased 84% to a second-quarter record of $1 billion, up from $548 million in the same quarter last year. For the 2008 second quarter, net earnings were up 211% to $270 million, and diluted earnings per share increased 210% to $2.57, versus the comparable quarter in 2007.

In addition to its agreement to merge with Alpha Natural Resources, Cliffs also completed other significant corporate development achievements since last reporting quarterly results. These included the previously announced expansion project at its Empire and Tilden mines and purchasing the minority partner’s interest in United Taconite. Cliffs’ Australian subsidiary, Portman Limited, also completed a share repurchase, which raised Cliffs’ interest to 85%. These projects will position Cliffs for 33 million tons of iron ore sales volume in 2009.

“The record sales and earnings generated during the quarter and first half reflect successful execution of Cliffs’ ongoing strategy,” commented Joseph A. Carrabba, Cliffs’ chairman, president and chief executive officer. “We continue to grow and expand in the areas that we have identified as integral to sustaining our leadership position in the North American mining sector and around the world. Moreover, we have recently made significant strides in reinforcing our platform to serve the faster growing international markets and to meet the robust demand for steelmaking materials in North America and globally.”

Second-Quarter Results

Cleveland-Cliffs achieved record second-quarter revenues of $1.01 billion, an increase of 84% compared with $548 million in the second quarter of 2007. The dramatic increase in revenues year over year was the result of the strong market environment for iron ore and metallurgical coal. In addition, this year’s revenues include sales contributions from Cleveland-Cliffs’ North American Coal segment acquired in the second half of 2007 and initial coal sales at the Sonoma coal project in Australia, which began shipments earlier this year.

Operating income for the second quarter was $409 million. This represents an increase of 253% from the $116 million reported in 2007. The marked improvement in operating income for the quarter was largely the result of higher sales margins across the Company’s North American Iron Ore and Asia-Pacific Iron Ore segments, as well as the contribution from Sonoma. The improvement was slightly offset by higher costs and negative sales margin of $23 million in the Company’s North American Coal segment. The impact from North American Coal stemmed from a decrease in sales volume resulting from previously announced production impediments during the first half of 2008. Operating income during the quarter also benefited from $29.5 million in casualty recoveries and gain on sale of assets.

Net earnings for the quarter were up 211% to $270 million, and diluted earnings per share increased 210% to $2.57, versus the comparable quarter in 2007.

Cleveland-Cliffs indicated its second-quarter results reflect retroactive adjustments to first-quarter sales due to timing of international pricing settlements for iron ore. These adjustments positively impacted second-quarter reported revenue by $70 million, operating income by $66 million, net income by $38 million and earnings per diluted share by $0.36. Notwithstanding these adjustments, second-quarter 2008 represented record revenue and earnings levels for the Company.

First-Half Results

For the first half of 2008, revenues increased sharply, reaching $1.5 billion, compared with the $873 million reported in the same period last year.

Operating income for the first half was $452 million. This represents an increase of 181% from the $161 million reported for the first half in 2007.

Net income for the half rose to $287 million, compared with $119 million in last year’s first half. Diluted earnings per share in the first six months were $2.73, versus $1.14 in the first half of 2007—an increase of 139%.

Business Segment Results

Cliffs indicated that the six-month per-ton comparisons for its iron ore businesses are more indicative of actual operating results than reported second-quarter figures, because of the retroactive adjustments described above. First half price-realization-per-ton comparisons for all business segments are included below.

North American Iron Ore

	Three Months Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007

North American Iron Ore Sales (Long Tons) - In Thousands	5,479	5,439	8,223	7,936

Sales Margin - In Millions
Revenues from iron ore sales and services	$643.4	$432.8	$922.2	$658.0
Cost of goods sold and operating expenses	370.8	328.4	585.0	516.3

Sales margin	$272.6	$104.4	$337.2	$141.7

Sales Margin - Per Ton
Revenues from iron ore sales and services*	$103.12	$66.15	$94.17	$66.20
Cash cost**	51.33	45.08	50.62	45.86
Depreciation, depletion and amortization	2.04	1.88	2.54	2.49

Cost of goods sold and operating expenses*	53.37	46.96	53.16	48.35

Sales margin	$49.75	$19.19	$41.01	$17.85

* Excludes revenues and expenses related to freight and venture partners’ cost reimbursement, which are offsetting and have no impact on operating results

** Cash cost per ton is defined as Cost of goods sold and operating expenses per ton less Depreciation, Depletion and Amortization per ton.

Second-quarter 2008 North American Iron Ore pellet sales volume was 5.5 million tons, up slightly from the 5.4 million tons sold in the prior-year second quarter.

Revenues per ton for the Company’s North American Iron Ore pellets were $103.12, up significantly from the comparable quarter in 2007. This increase in reported per-ton revenues was primarily due to higher price settlements for blast furnace pellets, higher steel prices, renegotiated and new supply agreements with certain customers and other price adjustment factors in Cliffs’ supply contracts.

Cost per ton increased 14% in the second quarter to $53.37, versus $46.96 in 2007’s comparable quarter. Cost per ton increased due to higher fuel and energy costs versus 2007, increased royalty costs as a result of price increases and the impact of furnace repairs at the Company’s Empire and United Taconite mines.

North American Iron Ore Production

(Long Tons of Pellets of
2,240 Pounds - In Millions)	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
Mine	2008	2007	2008	2007	2008*	2007
Empire	1.4	1.3	2.6	2.5	4.2	4.9
Tilden	2.2	2.3	3.8	3.7	8.4	7.2
Hibbing	2.0	2.1	4.0	3.3	8.1	7.4
Northshore	1.5	1.3	2.8	2.6	5.7	5.2
United Taconite	1.5	1.4	2.7	2.6	5.5	5.3
Wabush	1.1	1.1	2.1	2.2	4.6	4.6

Total	9.7	9.5	18.0	16.9	36.5	34.6

Cliffs’ share of total	6.3	6.0	11.5	10.8	24.0	21.8

*	Estimate

All of Cliffs’ North American Iron Ore mines are producing at or near capacity. Due to market conditions, Cliffs has increased its rate of production at Empire and expects to produce approximately 4.2 million tons in 2008, up from its previous expectation of 4.0 million tons. As part of the previously announced capacity expansion at the Empire and Tilden mines, Cliffs is shifting additional Tilden iron ore processing to the Empire facility, thereby enabling Tilden to increase its total production in 2008 to 8.4 million tons from previous guidance of 7.9 million tons.

The first-half production increase at Hibbing was related to last year’s first-quarter output being reduced due to a weather-related plant shutdown. The increase at Northshore reflected the previously announced restart of Furnace No. 5, which commenced production at the end of March.

North American Coal

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
North American Coal (Short Tons) - In Thousands	576	-	1,574	-

Sales Margin - In Millions
Revenues from coal sales and services	$61.5	$-	$155.4	$-
Cost of goods sold and operating expenses	84.5	-	180.9	-

Sales margin	$(23.0)	$-	$(25.5)	$-

Sales Margin - Per Ton
Revenues from coal sales and services*	$91.67	$-	$84.94	$-
Cash cost**	106.95	-	83.61	-
Depreciation, depletion and amortization	24.65	-	17.53	-

Cost of goods sold and operating expenses*	131.60	-	101.14	-

Sales margin	$(39.93)	$-	$(16.20)	$-

* Excludes revenues and expenses related to freight, which is offsetting and has no impact on operating results

**Cash cost per ton is defined as Cost of goods sold and operating expenses per ton less Depreciation, Depletion and Amortization per ton.

Metallurgical coal sales volume in the second quarter was 576,000 short tons. Average realized revenue per ton was $91.67.

Cost per ton for the second quarter was $131.60. The unusually high cost per ton was the result of the extended development of a longwall panel, as well as slowed production stemming from encountering a fault area within a coal panel being mined at the Pinnacle Mine. Longwall development timing at Oak Grove Mine has been extended due to the difficulty in obtaining additional equipment and personnel. The Company expects the cost per ton to decline significantly in the year’s second half as volumes increase.

North American Coal Production

(Short Tons of Coal of 2,000 Pounds -
In Thousands)	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended Dec. 31,
Mine	2008	2007	2008	2007	2008*
Pinnacle Complex	618	-	1,250	-	2,900
Oak Grove Mine	115	-	492	-	1,100

Total	733	-	1,742	-	4,000

*	Estimate

Asia-Pacific Iron Ore

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Asia-Pacific Iron Ore Sales (Tonnes) - In Thousands	1,810	2,158	3,904	4,082

Sales Margin - In Millions
Revenues from iron ore sales and services	$268.2	$114.8	$385.7	$215.1
Cost of goods sold and operating expenses	107.3	89.6	203.4	165.4

Sales margin	$160.9	$25.2	$182.3	$49.7

Sales Margin - Per Tonne
Revenues from iron ore sales and services	$148.18	$53.20	$98.80	$52.69
Cash cost*	52.04	36.19	45.18	34.98
Depreciation, depletion and amortization	7.24	5.33	6.92	5.54

Cost of goods sold and operating expenses	59.28	41.52	52.10	40.52

Sales margin	$88.90	$11.68	$46.70	$12.17

*Cash cost per tonne is defined as Cost of goods sold and operating expenses per tonne less Depreciation, Depletion and Amortization per tonne.

Asia-Pacific Iron Ore sales volume decreased 16% to 1.8 million tonnes during the 2008 second quarter. The lower volume was primarily due to timing of shipments near quarter end.

Revenues per tonne for the quarter were reported at $148.18, up 179% from the $53.20 reported in the second quarter of 2007. The increase was primarily the result of higher Australian price settlements for lump and fines iron ore. The retroactive adjustments described above positively impacted per-tonne revenues by $35.91.

Per-tonne cost in Asia-Pacific Iron Ore for the 2008 second quarter increased 43% to $59.28, versus the comparable period in 2007. Foreign exchange rates, as the U.S. dollar weakened further relative to the Australian dollar, and higher energy and contract labor expenditures due to inflationary pressures contributed to the cost increases.

Asia-Pacific Iron Ore Production

(Tonnes of Lump or Fines of 2,205 Pounds - In Millions)
	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended Dec. 31,
Mine	2008	2007	2008	2007	2008*	2007
Koolyanobbing	1.9	2.1	3.7	3.9	7.7	7.7
Cockatoo Island**	0.2	0.1	0.3	0.3	0.3	0.7

Total	2.1	2.2	4.0	4.2	8.0	8.4

* Estimate

** Cockatoo Island production reflects Portman Limited's 50% share

Second-quarter production in Asia-Pacific Iron Ore of 2.1 million tonnes was relatively consistent with the second quarter of 2007. Production at Cockatoo Island is expected to end in the third quarter and final shipments from the facility also will be made in the third quarter in conjunction with the closing of the mine. Production was lower at Koolyanobbing due to reduced rail availability to the shipping port.

Liquidity

Cliffs had $320.4 million of cash and cash equivalents at June 30, 2008, up from $157.1 million at Dec. 31, 2007. The increase in cash on hand is primarily from the Company’s previously announced $325 million private placement and cash generated from operations. This increase was partially offset by higher levels of inventory, retiring debt from the Company’s revolving credit facility, Portman’s share repurchase program and capital expenditures. At quarter end, Cliffs had $685 million in borrowings outstanding including the private placement and under its credit facility, compared with $440 million of borrowings outstanding at Dec. 31, 2007. Cliffs generated $203 million in cash from operations during the second quarter and $83 million year to date. The Company expects to generate approximately $750 million in cash from operations for the full year.

At June 30, 2008, Cliffs had 6.7 million tons of pellets in its North American Iron Ore inventory, 0.3 million tons of metallurgical coal in its North American Coal inventory and 1.3 million tonnes of finished product inventory in Asia-Pacific Iron Ore. This compares with inventory in the respective business segments of 3.4 million, 0.1 million and 1.1 million at Dec. 31, 2007.

North American Iron Ore Outlook

The Company updated its guidance for expected full-year 2008 per-ton pricing and costs and currently expects to realize average per-ton prices of $90, up from its previous estimate of $85 and an increase of 36% from the average price per ton of $66 realized in 2007. This expectation is based on an annual average hot band steel price of $775 per ton at certain steelmaking facilities. Cost per ton is estimated to average $57 for the full year—up from the previous estimate of $56, and an increase of 19% compared with the $48 per-ton average reported for 2007. The higher cost per ton estimate is the result of increasing royalty payments, energy costs and maintenance activities associated with the Company’s recently announced expansion at the Empire and Tilden mines in Michigan.

In 2008, Cliffs expects to have equity production of approximately 24 million tons and sales volume of an estimated 25 million tons as it sells through some inventory. The increases in Cliffs’ equity production and sales volume are a result of the Michigan operations expansion and the mid-year acquisition of the remaining 30% interest in United Taconite, combined with continued market strength.

North American Coal Outlook

North American Coal is expected to produce and sell approximately 4.0 million tons of metallurgical coal in 2008, a 300,000 ton reduction from previous guidance. The decrease is a result of extended longwall development due to the timing of adding additional equipment and personnel. Average sales realization per ton is still expected to be approximately $94. Cost per ton for the year is expected to be $89, a $3 increase from previous guidance, due to the reduced production outlook.

Asia-Pacific Iron Ore Outlook

Cliffs’ Asia-Pacific Iron Ore segment is expected to achieve average revenue per tonne of approximately $102 in 2008. This is an 85% increase from the previous year’s per-tonne average of $55, and is primarily due to recent iron ore settlements in Australia of an 80% increase for fines and a 97% increase for lump ore.

The Company expects cost per tonne in Asia-Pacific Iron Ore to average $58 in 2008, up 35% from the $43 per-tonne average in 2007. The cost increase is primarily the result of higher expected royalty payments related to higher-than-expected year-over-year price increases, rising fuel costs and the impact of foreign exchange. Production and sales volumes are both expected to be 8 million tonnes.

Sonoma Coal Project Outlook

Cliffs has a 45% economic interest in the project and expects total production of approximately 2.0 million tonnes for 2008. With recent reports of significant year-over-year increases in pricing for metallurgical coal, Sonoma is expected to benefit and generate average revenue of $142 per tonne in 2008, an increase from the Company’s previous guidance of $129 per tonne. Cliffs indicated its outlook for Sonoma includes a mix of metallurgical and thermal coal.

Costs at Sonoma are projected at approximately $92 per tonne for 2008, up from the previous estimate of $83 per tonne. The higher cost is the result of expenses attributed to changes in mine operations related to increasing the production ratio of metallurgical versus thermal coal.

Amapá Iron Ore Project

The Amapá Project, a project between MMX and Cliffs, began production in late December 2007. Cliffs owns a 30% interest in the project. MMX, which has agreed to sell its stake in Amapá to Anglo American, has management control over the venture. MMX has indicated plans to complete construction of the concentrator and ramp up operations during 2008, with production and sales expected to total approximately 3 million tonnes for the full year. Based on start-up delays and production levels, Cliffs expects to incur equity losses in 2008. MMX expects Amapá to produce at the 6.5 million tonne design level in 2009.

Other Expectations

Total operating expenses are anticipated to be approximately $140 million in 2008, comprised of SG&A offset by casualty recoveries, royalties and gain on sale of assets. Cliffs anticipates an effective tax rate of approximately 26% for the year. Cliffs also expects 2008 capital expenditures of approximately $250 million and depreciation and amortization of approximately $190 million. The increase from the previous estimate of $200 million for expected capital expenditures is related to the recently announced Empire and Tilden mine-expansion project, upgrades on the rail line at Portman between the operations and the port, and longwall system down payments at the Pinnacle Mine.

Alpha Natural Resources Merger Update

On July 16, Cleveland-Cliffs and Alpha Natural Resources jointly announced the signing of a definitive merger agreement under which Cleveland-Cliffs agreed to acquire all outstanding common stock of Alpha in a stock and cash transaction. Under the terms of the agreement, for each share of Alpha common stock, Alpha stockholders would receive 0.95 Cleveland-Cliffs common shares and $22.23 in cash.

The transaction is subject to approval by Cleveland-Cliffs and Alpha shareholders, as well as the satisfaction of customary closing conditions and regulatory approvals, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Cliffs stated that it continues to meet with investors and is receiving positive feedback from the majority of its largest shareholders regarding its proposed merger with Alpha. Investors of both Cleveland-Cliffs and Alpha Natural Resources should expect to receive a proxy statement/prospectus that will provide additional details regarding the proposed merger.

Cliffs indicated that, based on its and Alpha’s recently announced financial results, current financial conditions and future prospects, it believes that the acquisition of Alpha Natural Resources is compelling and provides both companies with enhanced opportunity for continued growth. In 2009, the combined company, Cliffs Natural Resources, is expected to achieve revenues of $10 billion and EBITDA of approximately $4.7 billion, with Cleveland-Cliffs’ operations contributing an expected $2.5 billion to $2.9 billion in EBITDA.

Cleveland-Cliffs is committed to providing the most shareholder value over the long term and firmly believes the proposed transaction is in the best interests of all of its shareholders. By combining the complementary operations and management capabilities of Cleveland-Cliffs and Alpha Natural Resources, Cliffs Natural Resources will be well positioned to meet increasing demand for raw materials from steelmakers in North America and globally.

Cleveland-Cliffs will host a conference call to discuss its second-quarter and first-half 2008 results tomorrow, July 31, 2008, at 10 a.m. ET. The call will be broadcast live on Cliffs’ website at www.cleveland-cliffs.com. A replay of the call will be available on the website for 30 days.

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:

http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is an international mining company, the largest producer of iron ore pellets in North America and a major supplier of metallurgical coal to the global steelmaking industry. The Company operates six iron ore mines in Michigan, Minnesota and Eastern Canada, and three coking coal mines in West Virginia and Alabama. Cliffs also owns 85% of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. In addition, the Company has a 30% interest in the Amapá Project, a Brazilian iron ore project, and a 45% economic interest in the Sonoma Project, an Australian coking and thermal coal project.

News releases and other information on the Company are available on the Internet at:

http://www.cleveland-cliffs.com

or http://www.cleveland-cliffs.com/Investors/Pages/default.aspx?b=1041&1=1

SOURCE: Cleveland-Cliffs Inc

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding expected synergies resulting from the merger of Cleveland-Cliffs and Alpha, combined operating and financial data, the combined company’s plans, objectives, expectations and intentions and whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; changes in demand for iron ore pellets by integrated steel producers, or changes in iron ore demand due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; the impact of consolidation and rationalization in the steel industry; timing of changes in customer inventories; changes in, renewal of and acquiring new long-term supply arrangements; inherent risks of mining beyond the combined company’s control; environmental laws, including those directly affecting mining production, and those affecting customers’ iron ore or coal usage; competition in relevant markets; railroad, barge, truck and other transportation performance and costs; the geological characteristics of Central and Northern Appalachian coal reserves; availability of mining and processing equipment and parts; the combined company’s assumptions concerning economically recoverable iron ore or coal reserve estimates; disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers; the failure to obtain governmental approvals of the merger on the proposed terms and schedule, and any conditions imposed on the combined company in connection with consummation of the merger; the failure to obtain approval of the merger by the stockholders of Cleveland-Cliffs and Alpha and the failure to satisfy various other conditions to the closing of the merger contemplated by the merger agreement; and the risks that are described from time to time in Cleveland-Cliffs’ and Alpha’s respective reports filed with the SEC, including each of Cleveland-Cliffs’ and Alpha’s annual report on Form 10-K for the year ended December 31, 2007, and quarterly report on Form 10-Q for the quarter ended March 31, 2008, as such reports may have been amended. This document speaks only as of its date, and Cleveland-Cliffs and Alpha each disclaims any duty to update the information herein.

Additional Information and Where to Find It

In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC. CLEVELAND-CLIFFS AND ALPHA SHAREHOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final joint proxy statement/prospectus will be mailed to shareholders of Cleveland-Cliffs and shareholders of Alpha. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov, from Cleveland-Cliffs Inc, Investor Relations, 1100 Superior Avenue, Cleveland, Ohio 44114-2544, or call (216) 694-5700, or from Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212, attention: Investor Relations, or call (276) 619-4410.

Participants In Solicitation

Cleveland-Cliffs and Alpha and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information concerning Cleveland-Cliffs’ participants is set forth in the proxy statement dated March 26, 2008, for Cleveland-Cliffs’ 2008 annual meeting of shareholders as filed with the SEC on Schedule 14A. Information concerning Alpha’s participants is set forth in the proxy statement, dated April 2, 2008, for Alpha’s 2008 annual meeting of stockholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of Cleveland-Cliffs and Alpha in the solicitation of proxies in respect of the proposed merger will be included in the registration statement and joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

CONTACT:

Steve Baisden

Director, Investor Relations and Corporate Communications

(216) 694-5280

srbaisden@cleveland-cliffs.com

—FINANCIAL RESULTS FOLLOW—

CLEVELAND-CLIFFS INC

STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, Except Per-Share Amounts)	2008	2007	2008	2007
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$921.6	$474.6	$1,333.6	$740.8
Freight and venture partners’ cost reimbursements	87.0	73.0	169.5	132.3

	1,008.6	547.6	1,503.1	873.1
COST OF GOODS SOLD AND OPERATING EXPENSES	(582.3)	(418.0)	(994.3)	(681.7)

SALES MARGIN	426.3	129.6	508.8	191.4
OTHER OPERATING INCOME (EXPENSE)
Casualty recoveries	10.0	3.2	10.0	3.2
Royalties and management fee revenue	7.1	4.0	10.9	6.2
Selling, general and administrative expenses	(52.1)	(21.5)	(96.6)	(42.2)
Gain on sale of other assets	19.5	-	21.0	-
Miscellaneous - net	(1.4)	0.6	(1.9)	2.2

	(16.9)	(13.7)	(56.6)	(30.6)

OPERATING INCOME	409.4	115.9	452.2	160.8
OTHER INCOME (EXPENSE)
Interest income	6.3	4.6	11.9	9.9
Interest expense	(9.8)	(2.1)	(17.0)	(3.1)
Other - net	0.3	(1.2)	0.3	0.1

	(3.2)	1.3	(4.8)	6.9

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES, MINORITY INTEREST AND EQUITY LOSS FROM VENTURES	406.2	117.2	447.4	167.7
PROVISION FOR INCOME TAXES	(107.4)	(25.8)	(121.6)	(39.3)
MINORITY INTEREST (net of tax)	(22.4)	(4.5)	(25.5)	(9.0)
EQUITY LOSS FROM VENTURES	(6.2)	-	(13.1)	-

NET INCOME	270.2	86.9	287.2	119.4
PREFERRED STOCK DIVIDENDS	(0.4)	(1.4)	(1.3)	(2.8)

INCOME APPLICABLE TO COMMON SHARES	$269.8	$85.5	$285.9	$116.6

EARNINGS PER COMMON SHARE - BASIC	$2.75	$1.05	$3.04	$1.43

EARNINGS PER COMMON SHARE - DILUTED	$2.57	$0.83	$2.73	$1.14

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	98.1	81.5	94.0	81.4
Diluted	105.2	104.7	105.1	104.5

CLEVELAND-CLIFFS INC

STATEMENTS OF CONDENSED CONSOLIDATED FINANCIAL POSITION

(UNAUDITED)

(In Millions)	June 30, 2008	December 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$320.4	$157.1
Trade accounts receivable	291.9	84.9
Inventories	466.8	241.9
Supplies and other inventories	81.6	77.0
Derivative assets	157.9	69.5
Other	124.5	124.2

TOTAL CURRENT ASSETS	1,443.1	754.6
PROPERTIES - NET	2,091.3	1,823.9
DEFERRED INCOME TAXES	42.2	42.1
INVESTMENTS IN VENTURES	265.3	265.3
MARKETABLE SECURITIES	102.4	55.7
OTHER	102.6	134.2

TOTAL ASSETS	$4,046.9	$3,075.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
TOTAL CURRENT LIABILITIES	$515.3	$399.6
PENSIONS	98.9	90.0
OTHER POST RETIREMENT BENEFITS	114.2	114.8
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	125.0	123.2
DEFERRED INCOME TAXES	238.5	189.0
OUTSTANDING DEBT OBLIGATIONS	685.0	440.0
CONTINGENT CONSIDERATION	178.5	99.5
DEFERRED PAYMENT	99.1	96.2
OTHER LIABILITIES	141.5	107.3

TOTAL LIABILITIES	2,196.0	1,659.6
MINORITY INTEREST	187.1	117.8
3.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK	19.6	134.7
SHAREHOLDERS EQUITY	1,644.2	1,163.7

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$4,046.9	$3,075.8

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